Exhibit 99.1

EMRISE
NEWS	CORPORATION

611 Industrial Way
Eatontown, NJ 07724
(732) 389-0355 • (732) 460-
www.emrise.com

FOR IMMEDIATE RELEASE

CONTACT:	Allen & Caron, Inc
John Donovan	Rene Caron (investors)
Chief Financial Officer	Len Hall (media)
(732) 387-5790	949-474-4300
jdonovan@emrise.com	rene@allencaron.com
len@allencaron.com

EMRISE RELEASES UNAUDTIED 2009 FINANCIAL RESULTS; WILL FILE FORM 12B-25 FOR EXTENSION OF TIME TO FILE 2009 FORM 10-K

2009 Net Sales from Continuing Operations Increase 14% Year-over-Year,

Gross Margins Improve, Significant Reduction in Debt

EATONTOWN, NJ — March 31, 2009 — EMRISE CORPORATION (NYSE Arca: ERI), a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment, today announced unaudited financial results for its fourth quarter and year ended December 31, 2009 and said that it will conduct its conference call today as previously scheduled.

The Company also announced that it will file a Form 12b-25 with the Securities and Exchange Commission later today f extension of time to file its 2009 Annual Report on Form 10-K.  EMRISE expects to file its Form 10-K by April 15, 2010, in compliance with Rule 12b-25.

EMRISE Chairman and Chief Executive Officer Carmine T. Oliva said that management has not had sufficient time to complete the procedures associated with finalizing the Company’s consolidated financial statements and tax positions due to the significant time commitment required of the Company’s executive officers and finance staff in connection with the closing of the sale of substantially all the assets of its RO Associates subsidiary on March 22, 2010 and the efforts related to accounting and tax analyses resulting from the divestitures over the past 18 months, discontinued operations and the Company’s international debt structure.  At this time, the Company is analyzing certain tax positions and it is uncertain as to whether this analysis will materially affect prior periods or not.  As a result, Oliva indicated that the Company was unable to complete the audit of its consolidated financial statements for the year ended December 31, 2009 and file its annual report on Form 10-K by today’s deadline.

“Oliva added “Since our revenue results and our operating income/loss from continuing operations and pre-tax income/loss from continuing operations are not expected to change materially, we believe it is important that we release our unaudited results and hold our conference call to discuss those results with our shareholders and other stakeholders as originally scheduled.”

Oliva said, “Even though we faced an often daunting set of challenges in 2009, especially those related to our liquidity and the complications that developed during 2009 associated with our primary lender and credit facility, we made important progress in a number of key areas.  Our entire team worked diligently to streamline and refocus the Company and to make substantial cuts in operating expenses at both the corporate level and throughout the Company.  Our gross margins improved year-over-year, we significantly reduced our debt and as a result of these collective efforts, we significantly reduced our loss from continuing operations before income taxes. In January 2010, we also negotiated a critical forbearance agreement related to our credit facility.  This agreement eliminated most of the financial covenants, reduced overall principal payments and established milestones in conjunction with the sale of a significant portion of our assets, all designed to achieve our goal of satisfying the approximately $13.4 million in term and revolving debt owed to our primary lender, although we may choose to replace a portion of the revolving debt with a smaller revolving working capital line of credit.”

Oliva said key highlights in 2009 included:

•                  A 14 percent year-over-year increase in net sales from continuing operations;

•                  An increase in gross margins to 38 percent compared to 35 percent in 2008;

•                  Strong performance by the Company’s Advanced Control Components, Inc. (ACC) subsidiary as it continued to increase sales and capture new programs;

•                  The sale of two business units for approximately $12 million;

•                  An $11.4 million reduction in the Company’s total debt;

•                  Annualized reductions in operating and general and administrative expenses of approximately $3 million;

•                  A revitalization in the Company’s communication test equipment product line with major production and supply contracts with the U.S. military and the FAA; and

•                  Exiting 2009 with a solid overall backlog.

Unless otherwise indicated, the financial results for the Digitran division of its wholly-owned subsidiary, EMRISE Electronics Corporation and XCEL Japan, Ltd. (collectively referred to as the “Digitran Operations”), which were sold on March 20, 2009, and the financial results for RO Associates, Inc., (the “RO Operations”), which was classified as a held for sale operation at December 31, 2009 and sold on March 22, 2010, have been removed from the comparisons of the results for the periods reported.

Overall net sales from continuing operations in 2009 were $53.8 million, up 14 percent from $47.2 million in 2008.  During 2009, EMRISE recorded a full year of net sales from its ACC subsidiary, or $19.1 million, compared to $5.8 million of net sales in 2008 from ACC, which was acquired August 20 of that year.  ACC’s sales gains were the result of increased sales across several of its product lines, which were partially offset by declines in sales at EMRISE’s other subsidiaries.

Sales for the fourth quarter and full year of 2009 were negatively impacted due to supply interruptions stemming from shipment delays from key vendors in the fourth quarter which resulted from a series of causes including a higher than usual number of shipments required to be made for sales in the fourth quarter that required a greater than usual amount of raw materials, third party manufacturing and other vendor support and the limited amount of capital available under the revolving credit facility that limited the Company’s ability to meet the payment obligations related to these higher level activities, which was exacerbated by vendor concerns after the release of EMRISE’s 2009 third quarter results in November 2009.  The announcement of those results, which included certain liquidity disclosures and the reclassification of a substantial portion of the Company’s debt to a current liability, was the result of the decision by its primary lender to accelerate the maturity date of EMRISE’s debt from November 30, 2010 to June 30, 2010.  While the Company has not yet fully resolved its working capital and vendor issues, through collections of accounts receivable, the application of the net proceeds from the sale of substantially all the assets of RO Associates and working closely with its vendors, EMRISE has reduced accounts payable and improved the Company’s ability to fund its working capital needs.

Even though the Company’s French communications subsidiary experienced a decline in sales due to the impact of the global economic crisis and lower shipments to the French military, the declines at EMRISE’s other foreign subsidiaries were largely due to the impact of exchange rate fluctuations between the U.S. dollar and the British pound sterling.  EMRISE’s electronic devices subsidiaries in the U.K. experienced a 2 percent increase in sales in local currency, the British pound sterling, for 2009 compared to 2008.  However, when translated into U.S. dollars, these subsidiaries experienced a 14 percent decline in net sales for the same period due to the impact of exchange rates.  EMRISE’s foreign subsidiaries together accounted for 55 percent of the Company’s net sales in 2009 and 76 percent of net sales in 2008.  The shift towards a higher percentage of sales being domestic sales in 2009 was driven by the additional sales contributed by ACC.

Net sales from continuing operations for the 2009 fourth quarter were $12.9 million compared to $14.5 million in the fourth quarter of 2008.  The year-over-year decrease in net sales in the quarter was due principally to the weakness in the worldwide economy and especially due to the negative impact on orders and sales within the Company’s non-defense business; the previously mentioned negative impact in the 2009 fourth quarter from the supply interruptions; and the effect of exchange rate fluctuations between the U.S. dollar and the British pound sterling and the euro.

“Despite the challenges we have overcome and the progress we have made in key areas, we are still not pleased with our financial results for 2009,” Oliva said.  “We still have a number of important milestones to reach before we can achieve our goal of satisfying our term and revolving debt to our primary lender, excluding a portion of the revolving debt that we may refinance with a smaller revolving working capital line of credit with another lender.  We believe that achieving our goal of paying off this debt will result in a significantly improved balance sheet, return us to a position of positive working capital, significantly reduce our interest expense, and hopefully allow us to return our focus to operating our business.

“With the sale of the Digitran operations in March 2009 and the sale of substantially all the assets of RO Associates earlier this month, we have successfully completed the sale of four businesses in a little more than 18 months,” Oliva added.  “We believe these transactions demonstrate our willingness and ability to take the necessary steps to satisfy our debt to our primary lender and to focus our business in those areas that we believe will allow us to maximize value for our shareholder and other stakeholders.”

Gross profit from continuing operations in 2009 increased to $20.6 million, or 38.4 percent of net sales, compared to $16.7 million, or 35.4 percent of net sales, in 2008.  The year-over-year increase in gross profit was due principally to the inclusion in 2009 of ACC’s incremental sales and the gross profit contributed by those additional sales.  This was partially offset by a decline in gross profit at the Company’s communications equipment segment primarily due to lower sales volumes within that segment which resulted from the overall weakness of the global economy and a decline in sales to the French military.

Gross profit from continuing operations for the fourth quarter of 2009 was $4.9 million, or 38.2 percent of net sales, compared to $5.8 million, or 40 percent of net sales, in the fourth quarter of 2008.  Gross profit in the fourth quarter of 2009 was negatively impacted by lower sales, resulting from the supply line interruptions as previously discussed.

Selling, general and administrative expenses (SG&A) in 2009 increased year-over-year by $2.6 million primarily due to the approximately $3.4 million of additional SG&A expenses related to ACC.  Since ACC was acquired in August 2008, EMRISE only incurred SG&A expense for ACC for a portion of 2008 compared to the full year of 2009.  Additionally, there were $0.4 million in severance related costs associated with the Company’s cost reduction efforts in 2009.  These SG&A expense increases were partially offset by significant decreases in SG&A expense at the corporate level and at most of the Company’s business units, primarily as a result of cost reduction initiatives.

The year-over-year increase in engineering and product development costs of $0.5 million was primarily due to the added engineering costs at ACC for the full year of 2009 and a slight increase in engineering costs at EMRISE’s U.S. communications equipment subsidiary related to development of new products and enhancements of existing products.  These increases were offset by a slight reduction in engineering costs at the Company’s other business units when compared to 2008.

Operating income from continuing operations in 2009 was $1.4 million compared to an operating loss from continuing operations of $6 million in 2008.  Other expense, net in 2009 was $3.7 million compared to $3.8 million in 2008, which included interest expense of $4.3 million in 2009 compared to $3.2 million in 2008.  Pre-tax loss from continuing operations in 2009 was $2.3 million compared to a pre-tax loss from continuing operations in 2008 of $9.8 million.  Operating loss from continuing operations and pre-tax loss from continuing operations in 2008 included a $6.6 million non-cash asset impairment charge.

Operating loss from continuing operations in the fourth quarter of 2009 was $0.3 million compared to an operating loss from continuing operations of $5.6 million in the fourth quarter of 2008.  Pre-tax loss from continuing operations in the 2009 fourth quarter was $0.4 million compared to a pre-tax loss from continuing operations in the 2008 fourth quarter of $7.4 million.  Operating loss from continuing operations and pre-tax loss from continuing operations in 2008 included a $6.6 million non-cash asset impairment charge.

Backlog from continuing operations was $28.7 million as of December 31, 2009 compared to $32.6 million as of December 31, 2008. The year-over-year decrease in 2009 was primarily due to the effects of exchange rates on the backlog value held at the non U.S. subsidiaries.  The backlog at the Company’s U.S. communications equipment business unit increased due to new orders for telecommunications test equipment for the FAA and the U.S. military.  As of December 31, 2009 approximately 94 percent of the backlog was for firm orders in the electronic devices business segment, and approximately 6 percent was related to the Company’s communications equipment business.  Management believes that the majority of the current backlog will be shipped within the next 12 months.

As of December 31, 2009, EMRISE’s cash and equivalents were $4.0 million, up from $3.3 million at December 31, 2008.  The Company owed $5.2 million under its revolving credit facility and EMRISE had approximately $18.2 million in total debt, including the revolver balance, which is down from $23.5 million at December 31, 2008.  This decrease reflects the $10 million pay down of debt in March 2009 as a result of the sale of the Company’s Digitran Operations, as well as other further reductions of debt in the 2009 third and fourth quarters, offset by increases in the Company’s revolver, which fluctuates over time, and increases in seller debt associated with the acquisition of ACC due to ACC achieving its first year earn out targets.

As of December 31, 2009, $13.4 million was outstanding under the Company’s credit facility, which is due on June 30, 2010.  With the help of its investment bankers, the Company is aggressively pursuing the sale of a significant portion of its assets and is also seeking to obtain partial replacement financing for the revolving portion of the credit facility, (in the form of a smaller revolving facility), with the objective to satisfy all of its current obligations to its primary lender by June 30, 2010.  The Company believes it will be successful in paying off the credit facility when due by applying net proceeds from asset sales, obtaining alternate financing, or through some combination of these initiatives.  However, no assurances can be provided that any of these initiatives will be successful or, if successful, that they will put the Company in a position to satisfy the credit facility obligations in full or with enough remaining funds and assets for the Company to meet all of its other obligations.

If the Company is not able to repay its credit facility through the sale of assets on or prior to its maturity on June 30, 2010, fails to meet the milestones in the asset sale process as required by the credit facility, and/or cannot obtain alternate financing to replace a portion of the credit facility or to fund the Company’s operations after June 30, 2010, then the Company’s ability to continue operations would be materially adversely affected.  Furthermore, the Company has significant historical losses and if it is not able to attain, sustain or increase profitability on a quarterly or annual basis, then the Company may not be able to continue operations.  Under any of the above scenarios, EMRISE may substantially restructure or alter its business operations and/or debt obligations, or may voluntarily seek, or be forced to seek, protection under the U.S. Bankruptcy Code.  All of these circumstances raise substantial doubt as to the Company’s ability to continue as a going concern.

Conference Call and Webcast

A conference call with EMRISE management is scheduled for 11:30 a.m. EDT (8:30 a.m. PDT) on Wednesday, March 31, 2010 to discuss the Company’s unaudited financial results for its fourth quarter and year ended December 31, 2009. To join the call, dial toll-free (888) 549-7704 five minutes prior to scheduled start time. For callers outside the United States, dial +1 (480) 629-9857.  A live webcast of the call may also be accessed at www.EMRISE.com; http://viavid.net/dce.aspx?sid=00007263; or on the EMRISE client page at www.allencaron.com. An archived replay of the webcast will be available shortly after the call through the same web links listed above and will be available for 90 days.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks. Primary growth driver applications for EMRISE products include the use of its RF devices in radio-controlled improvised explosive device (RCIED) jamming systems, and the use of its Network Timing and Synchronization products in edge networks. EMRISE serves customers in North America, Europe and Asia through operations in the United States, England and France. The Company has built a worldwide base of customers including a majority of the Fortune 100 in the U.S. that do business in markets served by EMRISE and many similar-size companies in Europe and Asia. For more information go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release including, without limitation, the sale of assets required by the credit facility and meeting the milestones related thereto, the payment in full or replacement of the credit facility before its maturity on June 30, 2010, the further reduction of accounts payable and improvement of working capital funding, the shipment of backlog in the next 12 months, the expected level of cost savings, the future effect of the global economic crisis and exchange rates, and the achievement and sustaining of profitability, are forward looking statements. The actual future results of EMRISE could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, failure to successfully market and negotiate the sale of the assets to be sold under the credit facility; the failure to meet one or more of the milestones related to such sales or some other default under the credit facility; failure to satisfy all obligations under or replace the credit facility by June 30, 2010; failure to obtain a smaller working capital revolving credit facility to help fund operations after June 30, 2010; an increase in liquidity issues or failure to meet working capital needs that causes supply interruptions or delays in shipments to customers; delays in working capital advances under the credit facility’s revolving loan due to actions of the primary lender’s receiver or otherwise; the cost reductions do not result in the anticipated level of cost savings or cost reductions have to be reversed to meet operating needs; whether the global economic recession will have a further or deeper negative impact on our customers, vendors or suppliers that has a negative impact on our ability to ship backlog, increase sales or meet our sales forecasts; inability to develop new products or grow sales; unexpected costs, cost increases or lack of expected savings that affect the future profitability of EMRISE; inability to support the required development of new or existing products; unexpected delays, or additional delays as experienced in the fourth quarter, by EMRISE customers, vendors or other circumstances which prevent timely shipment of current or future orders as expected; and those factors contained in the “Risk Factors” Section of EMRISE’s Form 10-K for the year ended December 31, 2008 and other EMRISE filings with the Securities and Exchange Commission.

TABLE FOLLOWS

EMRISE CORPORATION

Selected Consolidated Financial Data

(Unaudited, in thousands)

	As of and for the Year Ended December 31,
	2009	2008
Statement of Operations Data:

Net Sales	$53,750	$47,233
Cost of Sales	33,122	30,502
Gross profit	20,628	16,731

Operating expenses:
Selling, general and administrative	16,606	14,030
Engineering and product development	2,619	2,077
Loss on asset impairment	—	6,584
Total operating expenses	19,225	22,691
Income (loss) from continuing operations	1,403	(5,960)

Other income (expense):
Interest income	98	115
Interest expense	(4,250)	(3,213)
Other, net	433	(734)
Total other expense, net	(3,719)	(3,832)

Loss from continuing operations before income taxes	(2,316)	(9,792)

Balance Sheet Data:

Cash and cash equivalents	$4,046	$3,286

Accounts Receivables, net	$8,248	$9,804

Inventories, net	$10,525	$10,565

Accounts payable and accrued expenses	$10,648	$11,046

Total debt	$18,216	$23,465